Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES SECOND QUARTER 2011 RESULTS

BOCA RATON, Fla., July 26, 2011 — Office Depot, Inc. (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, today announced results for the fiscal quarter ending June 25, 2011.

SECOND QUARTER Results 1

Total Company sales for the second quarter of 2011 were $2.7 billion, essentially flat compared to the second quarter of 2010. On a constant currency basis and excluding sales related to dispositions and deconsolidation in the fourth quarter of 2010 and an acquisition in the first quarter of 2011, total Company sales in the second quarter of 2011 decreased 2% compared to the same period in the prior year.

The Company reported a loss, after preferred stock dividends, of $29 million or $0.11 per share in the second quarter of 2011, compared to a loss of $25 million or $0.09 per share in the second quarter of 2010.

Second quarter 2011 results included charges primarily related to restructuring activities and other costs intended to improve efficiency and benefit operations in future periods. Excluding these charges, which totaled $20 million before tax, the net loss, after preferred stock dividends, was $17 million or $0.06 per share in the second quarter of 2011.

Total Company operating expenses increased 2% in the second quarter of 2011, when compared to the second quarter of 2010. Total Company operating expenses in the second quarter of 2011, adjusted for charges, decreased by $4 million compared with the prior year. EBIT, adjusted for charges, was $11 million in the second quarter of 2011, compared to an EBIT loss of $23 million in the prior year period.

The effective tax rate for the second quarter of 2011 was 27% compared to 59% for the same period in 2010.

“Our second quarter 2011 operating results improved versus the prior year due to the successful execution of our key initiatives throughout the Company,” said Neil Austrian, Office Depot’s Chairman and Chief Executive Officer. “We are pleased with the progress across the enterprise and our associates will continue to direct their efforts toward achieving our goals.”

[1]

Includes non-GAAP information. Second quarter 2011 results include charges from restructuring and business process improvement activities. Additional information is provided in our Form 10-Q for the fiscal quarter ending June 25, 2011. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

SECOND QUARTER DIVISION RESULTS

North American Retail Division

Second quarter 2011 sales in the North American Retail Division were $1.1 billion, a decrease of 2% compared to the prior year. Same store sales in the 1,108 stores that have been open for more than one year decreased 1% in the second quarter 2011 compared to the prior year period. A decline in comparable sales of computers and related products experienced during the later part of the second quarter contributed significantly to the overall comparable sales decline. The second quarter 2011 customer transaction counts were down approximately 2% compared to the same period last year, while average order value increased approximately 1%.

The North American Retail Division reported operating profit of approximately $3 million in the second quarter of 2011, compared to approximately $9 million in the same period of 2010. Included in Division operating profit are approximately $12 million of charges related to the closure of the 10 remaining stores in Canada during the second quarter of 2011. The charges primarily relate to accrued lease costs as well as severance and other closure costs.

After considering the closure costs, Division operating profit for the second quarter of 2011 was approximately $15 million. The increase versus prior year reflects gross margin improvements, including lower property costs, reduced advertising expenses and the Division’s portion of benefits from removing recourse provisions from the Office Depot private label credit card program, partially offset by the negative flow-through effect of lower sales and expenses associated with investments in key growth initiatives.

During the second quarter of 2011, the Division closed 14 stores, opened four stores and relocated four stores, bringing the total count for North America Retail to 1,131 stores as of June 25, 2011.

North American Business Solutions Division

Second quarter 2011 sales in the North American Business Solutions Division were $803 million, a 2% decrease compared to the prior year. Both average order value and transaction counts for the second quarter of 2011 were below the same period in the prior year. Sales in the direct channel were 1% lower than the same period in 2010, reflecting a reduction in promotional activity that was not improving overall profit margins. Sales in the contract channel declined 2%. The change reflects retention of over 85% of the customers previously serviced through a buying consortium contract that expired on January 1, 2011. However, the Division experienced weakness in the Federal and state government business as these customers faced budgetary pressures. Somewhat offsetting this decline, contract sales in the large account customers increased, and sales to small-to medium-sized businesses increased slightly.

The North American Business Solutions Division reported operating profit of approximately $45 million in the second quarter of 2011, compared to $14 million in the same period of the prior year. This increase reflects lower distribution, advertising and payroll expenses that result from operational improvements put in place earlier this year. Additionally, operating profit for the second quarter 2011 includes approximately $10 million of benefits that may not recur in future periods, such as the Division’s portion of benefits from removing recourse provisions from the Office Depot private label credit card program and adjustments relating to customer incentive programs.

International Division

Second quarter 2011 sales in the International Division were $827 million, an increase of 6% in U.S. dollars and a decrease of 5% in constant currencies compared to the prior year. Excluding the revenue impact from the fourth quarter 2010 dispositions and deconsolidation, as well as the first quarter 2011 acquisition, constant currency sales were 1% lower than the comparable period of the prior year. Constant currency sales in the contract channel increased across Europe and Asia in the second quarter of 2011, while sales in the direct channel were lower than the same period in 2010. Retail channel sales increased in the second quarter compared to the prior year in constant currency, excluding sales from the Division’s business in Israel that was divested in late 2010 and the first quarter 2011 acquisition of Svanströms in Sweden.

The International Division reported operating profit of approximately $13 million in the second quarter of 2011, compared to $19 million in the same period of 2010. Included in Division operating profit are approximately $6 million of charges related to restructuring and process improvement activities. The charges primarily related to severance and accrued lease costs, as well as costs incurred to drive business process improvements.

After considering these costs, Division operating profit for the second quarter of 2011 was $19 million. The negative flow-through effect of lower constant currency sales for the second quarter of 2011 was offset by net reductions in operating expenses as the Division is realizing benefits from restructuring and continuous process improvement activities taken late in 2010 and to date in 2011.

Other Matters

During the second quarter of 2011, the Company entered into a $1.0 billion Amended and Restated Credit Agreement with a group of lenders, most of whom participated in the Company’s previously-existing $1.25 billion credit agreement. The Amended Credit Agreement extends the maturity date to May 25, 2016, reduces the applicable borrowing spread by 50 basis points, permits the Company to redeem, tender or otherwise repurchase its existing 6.25% Senior Notes subject to a $600 million minimum liquidity requirement and modifies certain covenants.

At the end of the second quarter of 2011, the Company had $45 million drawn in Europe and $766 million of availability under the Amended Credit Agreement. The drawn funds were applied to the first quarter of 2011 acquisition of Svanströms Gruppen. With $766 million of availability under the Amended Credit Agreement and $374 million in cash on hand as of June 25, 2011, the Company ended the second quarter of 2011 with $1.1 billion in total available liquidity.

On June 20, 2011, the Company entered into an amended and restated merchant services agreement effective June 1, 2011 with Citibank (South Dakota), N.A., the financial institution that previously provided and administered the Company’s private label credit card program. The agreement extends the arrangement for five years through September 30, 2016, eliminates recourse to the Company for losses, obtains portfolio rights at termination, lowers the overall fees, and modifies other terms and conditions. Additionally, the previously-established funded bad debt reserve of approximately $6 million was retained by the financial institution, eliminating recourse to the Company on the existing portfolio. As a result of this amendment to eliminate current and future recourse to the Company for losses, a previously-established unfunded bad debt accrual of approximately $8 million was reversed during the second quarter of 2011. The reversal is included in the determination of operating profit for the North American Retail Division and North American Business Solutions Division.

Additional information on the Company’s second quarter 2011 results can be found in our Form 10-Q filed with the Securities and Exchange Commission on July 26, 2011. Additional information on the Company’s second quarter results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,627 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 56 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 25, 2011	December 25, 2010	June 26, 2010
Assets
Current assets:
Cash and cash equivalents	$374,155	$627,478	$577,840
Receivables, net	954,264	963,787	936,260
Inventories	1,253,231	1,233,657	1,176,018
Prepaid expenses and other current assets	174,217	203,020	180,327

Total current assets	2,755,867	3,027,942	2,870,445
Property and equipment, net	1,119,505	1,157,013	1,230,351
Goodwill	64,448	19,431	19,431
Other intangible assets	39,569	21,840	22,782
Deferred income taxes	42,669	33,319	62,818
Other assets	312,966	309,892	305,494

Total assets	$4,335,024	$4,569,437	$4,511,321

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$950,108	$1,080,276	$984,915
Accrued expenses and other current liabilities	1,046,185	1,188,233	1,123,461
Income taxes payable	5,825	2,568	18,109
Short-term borrowings and current maturities of long-term debt	79,987	72,368	66,158

Total current liabilities	2,082,105	2,343,445	2,192,643
Deferred income taxes and other long-term liabilities	543,511	514,218	593,054
Long-term debt, net of current maturities	652,692	659,820	656,995

Total liabilities	3,278,308	3,517,483	3,442,692

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $368,516 in 2011 and 2010	355,979	355,979	355,979

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock - authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 285,951,029 in June 2011, 283,059,236 in December 2010 and 281,874,478 in June 2010	2,860	2,831	2,819
Additional paid-in capital	1,148,979	1,161,409	1,184,929
Accumulated other comprehensive income	266,723	223,807	155,148
Accumulated deficit	(660,346)	(634,818)	(576,664)
Treasury stock, at cost – 5,915,268 shares in 2011 and 2010	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	700,483	695,496	708,499
Noncontrolling interest	254	479	4,151

Total stockholders’ equity	700,737	695,975	712,650

Total liabilities and stockholders’ equity	$4,335,024	$4,569,437	$4,511,321

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010

Sales	$2,710,141	$2,699,475	$5,683,101	$5,771,445
Cost of goods sold and occupancy costs	1,916,089	1,932,787	4,010,861	4,091,026

Gross profit	794,052	766,688	1,672,240	1,680,419

Store and warehouse operating and selling expenses	646,663	642,423	1,340,549	1,332,434
General and administrative expenses	163,500	151,861	329,326	320,078

Operating profit (loss)	(16,111)	(27,596)	2,365	27,907

Other income (expense):
Interest income	242	443	841	980
Interest expense	(18,831)	(16,591)	(36,818)	(34,363)
Miscellaneous income (expense), net	6,988	4,681	14,333	10,780

Earnings (loss) before income taxes	(27,712)	(39,063)	(19,279)	5,304

Income tax expense (benefit)	(7,596)	(22,923)	6,227	(7,796)

Net earnings (loss)	(20,116)	(16,140)	(25,506)	13,100

Less: Net earnings (loss) attributable to the noncontrolling interest	(2)	(206)	22	(434)

Net earnings (loss) attributable to Office Depot, Inc.	(20,114)	(15,934)	(25,528)	13,534

Preferred stock dividends	9,213	9,213	18,426	18,688

Loss available to common shareholders	$(29,327)	$(25,147)	$(43,954)	$(5,154)

Loss per share:
Basic	$(0.11)	$(0.09)	$(0.16)	$(0.02)
Diluted	(0.11)	(0.09)	(0.16)	(0.02)

Weighted average number of common shares outstanding:
Basic	277,336	275,320	277,161	274,777
Diluted	277,336	275,320	277,161	274,777

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	June 25, 2011	June 26, 2010

Cash flows from operating activities:
Net earnings (loss)	$(25,506)	$13,100
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	104,111	103,581
Charges for losses on inventories and receivables	29,326	27,970
Changes in working capital and other	(255,929)	(110,014)

Net cash provided by (used in) operating activities	(147,998)	34,637

Cash flows from investing activities:
Capital expenditures	(60,429)	(83,202)
Acquisition, net of cash acquired	(72,667)	(10,952)
Release of restricted cash	46,509	—
Proceeds from assets sold and other	7,615	17,746

Net cash used in investing activities	(78,972)	(76,408)

Cash flows from financing activities:
Proceeds from exercise of stock options	623	1,119
Share transactions under employee related plans	(650)	(1,244)
Preferred stock dividends	(18,426)	(9,213)
Payment for noncontrolling interest	(1,262)	—
Debt related fees	(9,945)	(4,688)
Net proceeds (payments) on long- and short-term borrowings	(9,333)	(2,857)

Net cash used in financing activities	(38,993)	(16,883)

Effect of exchange rate changes on cash and cash equivalents	12,640	(23,404)

Net decrease in cash and cash equivalents	(253,323)	(82,058)
Cash and cash equivalents at beginning of period	627,478	659,898

Cash and cash equivalents at end of period	$374,155	$577,840

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

Q2 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$794.1	29.3%	$0.5	$794.6	29.3%
Operating expenses	$810.2	29.9%	$(19.6)	$790.6	29.2%
Operating profit (loss)	$(16.1)	(0.6)%	$20.1	$4.0	0.1%
Income (loss) available to common shareholders	$(29.3)	(1.1)%	$12.8	$(16.5)	(0.6)%

Diluted earnings (loss) per share	$(0.11)		$0.05	$(0.06)

Q2 2010	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$766.7	28.4%	$—	$766.7	28.4%
Operating expenses	$794.3	29.4%	$—	$794.3	29.4%
Operating profit (loss)	$(27.6)	(1.0)%	$—	$(27.6)	(1.0)%
Income (loss) available to common shareholders	$(25.1)	(0.9)%	$—	$(25.1)	(0.9)%

Diluted earnings (loss) per share	$(0.09)		$—	$(0.09)

YTD 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$1,672.2	29.4%	$0.5	$1,672.7	29.4%
Operating expenses	$1,669.8	29.4%	$(27.9)	$1,641.9	28.9%
Operating profit (loss)	$2.4	—%	$28.4	$30.8	0.5%
Income (loss) available to common shareholders	$(43.9)	(0.8)%	$27.7	$(16.2)	(0.3)%

Diluted earnings (loss) per share	$(0.16)		$0.10	$(0.06)

YTD 2010	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$1,680.4	29.1%	$—	$1,680.4	29.1%
Operating expenses	$1,652.5	28.6%	$—	$1,652.5	28.6%
Operating profit (loss)	$27.9	0.5%	$—	$27.9	0.5%
Income (loss) available to common shareholders	$(5.2)	(0.1)%	$—	$(5.2)	(0.1)%

Diluted earnings (loss) per share	$(0.2)		$—	$(0.2)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q2 2011	Q2 2010
Cash Flow Summary
Net cash provided by (used in) operating activities	$(53.4)	$(18.0)
Net cash provided by (used in) investing activities	(28.4)	(48.7)
Net cash provided by (used in) financing activities	(39.6)	(10.6)
Effect of exchange rate changes on cash and cash equivalents	1.4	(8.2)

Net increase (decrease) in cash and cash equivalents	$(120.0)	$(85.5)

Free Cash Flow
Net cash provided by (used in) operating activities	$(53.4)	$(18.0)
Less: Capital expenditures	31.8	41.8

Free Cash Flow	$(85.2)	$(59.8)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(120.0)	$(85.5)
Less: Net cash provided by (used in) financing activities	(39.6)	(10.6)

Cash Flow Before Financing Activities	$(80.4)	$(74.9)

	YTD 2011	YTD 2010
Cash Flow Summary
Net cash provided by (used in) operating activities	$(148.0)	$34.6
Net cash provided by (used in) investing activities	(78.9)	(76.4)
Net cash provided by (used in) financing activities	(39.0)	(16.9)
Effect of exchange rate changes on cash and cash equivalents	12.6	(23.4)

Net increase (decrease) in cash and cash equivalents	$(253.3)	$(82.1)

Free Cash Flow
Net cash provided by (used in) operating activities	$(148.0)	$34.6
Less: Capital expenditures	60.4	83.2

Free Cash Flow	$(208.4)	$(48.6)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$(253.3)	$(82.1)
Less: Net cash provided by (used in) financing activities	(39.0)	(16.9)

Cash Flow Before Financing Activities	$(214.3)	$(65.2)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Second Quarter		First Half
(Dollars in millions)	2011	2010	2011	2010

Sales	$1,080.1	$1,100.9	$2,400.7	$2,448.4
% change	(2)%	(2)%	(2)%	(4)%

Division operating profit	$3.0	$8.7	$61.0	$81.6
% of sales	0.3%	0.8%	2.5%	3.3%

North American Business Solutions Division

	Second Quarter		First Half
(Dollars in millions)	2011	2010	2011	2010

Sales	$803.3	$820.2	$1,609.6	$1,650.9
% change	(2)%	(6)%	(3)%	(7)%

Division operating profit	$45.0	$14.1	$61.2	$34.3
% of sales	5.6%	1.7%	3.8%	2.1%

International Division

	Second Quarter		First Half
(Dollars in millions)	2011	2010	2011	2010

Sales	$826.7	$778.3	$1,672.8	$1,672.2
% change	6%	(6)%	—%	(2)%
% change in constant currency	(5)%	(3)%	(5)%	(4)%

Division operating profit	$13.1	$18.9	$40.4	$60.5
% of sales	1.6%	2.4%	2.4%	3.6%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		26 Weeks Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Store Statistics

United States and Canada:
Store count:
Stores opened	4	7	5	11
Stores closed	14	4	21	11
Stores relocated	4	—	6	—
Total U.S. and Canada stores	1,131	1,152	1,131	1,152

North American Retail Division square footage:	27,132,220	27,832,166
Average square footage per NAR store	23,990	24,160
International Division company-owned:
Store count:
Stores opened	1	1	3	4
Stores closed	6	1	7	1
Stores acquired	—	—	40	—
Total International company-owned stores	133	140	133	140